Stoneleigh Partners Acquisition Corp. enters into a Letter of Intent with Realty Finance Corporation

South Norwalk, CT – April 8, 2009  -- Stoneleigh Partners Acquisition Corp. (“Stoneleigh”) (NYSE Alternext: SOC, SOC-U, SOC-WT), a special purpose acquisition company, today announced that it has entered into a letter of intent for a transaction with Realty Finance Corporation (“RFC”), a commercial real estate specialty finance company primarily focused on managing a diversified portfolio of commercial real estate-related loans and securities.  As of December 31, 2008, the net carrying value of RFC’s investments was approximately $1.2 billion and its GAAP book value was $218 million. RFC’s portfolio is comprised solely of commercial real estate debt and equity investments. RFC has long-term financing in place through the issuance of two CDO’s. Additional information regarding RFC can be found at www.realtyfinancecorp.com.

    Under the terms of the transaction, Stoneleigh will acquire a controlling interest in RFC.  Stoneleigh will receive 31,000,000 shares of newly issued RFC common stock and a $31,250,000 principal amount senior secured note of RFC for which Stoneleigh will pay to RFC $25,000,000 in cash.  Stoneleigh shall have the option to adjust its investment to any amount between $20,000,000 and $150,000,000; provided, however, that the number of shares of common stock and principal amount of notes shall be adjusted proportionately. The note will be secured by a first priority senior secured position in all of the assets of RFC, including the capital stock of RFC’s subsidiaries, and bear interest at the rate of 8%.  Stoneleigh will have the right to appoint three of six members to RFC’s board of directors upon the closing of the transaction. Stoneleigh intends for the transaction to constitute a business combination as provided in its certificate of incorporation.

    Stoneleigh intends to seek stockholder approval to amend its certificate of incorporation to extend its corporate existence to enable it to complete the proposed transaction.

About Realty Finance Corporation

    Realty Finance Corporation is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. Realty Finance Corporation has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. For more information on the Company, please visit the Company's website at http://www.realtyfinancecorp.com.

About Stoneleigh Partners Acquisition Corp.

    Stoneleigh Partners Acquisition Corp. is a blank check company formed to acquire a business through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. Stoneleigh consummated its initial public offering of 25,000,000 units on June 5, 2007.  Each unit consists of one share of common stock, $.0001 par value per share and one warrant to purchase one share of common stock.  The units were sold at an offering price of $8.00 per unit.  On June 12, 2007, Stoneleigh consummated the closing of an additional 2,847,500 units.  Stoneleigh’s initial public offering generated gross proceeds of $222,780,000.  After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the initial public offering were approximately $220.7 million. Each unit is comprised of one share of Stoneleigh common stock and one warrant with an exercise price of $5.50.

Forward-looking Statements

    Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to satisfy the conditions to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Stoneleigh Partners Acquisition Corp.
James A. Coyne
Chief Financial Officer
(203) 663-4204

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